Exhibit 4.5

May 10th, 2012

Amendment to the Commitment Letter and the Financial Covenants dated September 6, 2011
(the "Amendment")

Whereas Bank Leumi le-Israel B.M. (the "Bank") issued a commitment letter dated September 6, 2011 to the Company  (the "Commitment Letter") confirming the Bank's willingness to grant to Perion Network Ltd. (formerly IncrediMail Ltd.) (hereinafter the "Company") a credit framework in the a total principal amount which shall not exceed USD12,000,000 on the terms and subject to the terms and conditions set out in the Commitment Letter;

Whereas the Bank has received and/or shall receive from the Company various undertakings and guarantees in favor of the Bank as set forth in the Commitment Letter as amended by this Amendment; and

Whereas as one of the conditions for granting and/or maintaining the loans and/or credit framework set forth in the Commitment Letter and/or other banking services and the receipt of the various undertakings, the Company issued a letter of covenants and undertakings dated September 6, 2011 (the "Financial Covenants") in favor of the Bank; and

Whereas the Company has requested and the Bank has agreed to make certain amendments to the Commitment Letter and to the Financial Covenants, subject to the terms and conditions hereof;

NOW THEREFORE the parties hereby agree as follows:

1.	The preamble hereto forms an integral part hereof;

2.	The Commitment Letter shall be amended as follows:

a.	Section 5 of Schedule B of the of the Commitment Letter shall be deleted in its entirety and replaced with the following:

"5.                      The period of drawing the Credit shall commence on the Date of Entering Into Force and terminate on April 30, 2012 (the "Availability Period"). For the avoidance of doubt, any amount of the Credit not drawn by the Company by the end of the Availability Period shall not be available for drawing.

b.	Section 6 of Schedule B of the of the Commitment Letter shall be deleted in its entirety and replaced with the following:

"6.                      The repayment period of the Credit shall be 48 months from the Drawing Date."

3.	The Financial Covenants shall be amended as follows:

a.	Section 1.3 of the Financial Covenants shall be deleted in its entirety, and replaced with the following:

"1.3	The Company's EBITDA on an annual basis, shall not, at any time, be less than USD5,000,000."

b.	Section 3 of the Financial Covenants shall be deleted in its entirety, and replaced with the following:

"3.	Undertakings regarding current holdings and future acquisitions

3.1
We hereby agree and undertake that our wholly owned subsidiary, IncrediMail Inc. shall not pledge or charge and shall not undertake to pledge or charge, in any manner whatsoever and for any reason whatsoever, the shares of SMILEBOX Inc. held by  it in favour of any third party whomsoever, without receiving the Bank's prior written consent. For the avoidance of doubt it is hereby provided that in the event that IncrediMail Inc. pledges or charges or undertakes to pledge or charge, in any manner whatsoever and for any reason whatsoever, the shares of SMILEBOX Inc. held by  it in favour of any third party whomsoever, without receiving the Bank's prior written consent the Bank shall, without prejudicing of any other of the Bank's rights, be entitled but not obliged to declare our indebtedness and undertakings, in whole or in part, to be immediately due and payable in accordance with section 7 below.

3.2	In the event that the Company shall at any time acquire any corporation, we hereby undertake and agree:

3.2.1
In the case of an Israeli corporation, to grant to the Bank a first ranking fixed pledge of the shares of such corporation, unlimited in amount, which pledge shall rank pari passu to the rights of the First International Bank of Israel in such collateral, and to sign a deed of pledge in the Bank's customary form as well as such other documents as may be required by the Bank to create and/or perfect the aforementioned pledge; and

3.2.2
In the case of a foreign corporation, not to pledge or charge and not to undertake to pledge or charge, in any manner whatsoever and for any reason whatsoever, the shares of such corporation, in favour of any third party whomsoever, without receiving the Bank's prior written consent.

For the purpose of this Section the term "shares" shall include shares of the capital stock, partnership interests, membership rights and/or any other means of ownership and/or control in a corporation."

3   Except as expressly amended hereby, the provisions of the Financial Covenants are and shall remain in full force and effect.

Perion Network Ltd.

By:______________

Bank Leumi le-Israel B.M.

By:____________________